                                  AIRPORT WAY LEASE

THIS LEASE AGREEMENT made this 9th day of November, 1994, by and between AIRPORT WAY RENTALS (the "Lessor") and TULLY'S COFFEE CORPORATION, a Washington Corporation (the "Lessee").

1. PREMISES. Lessor does hereby lease to Lessee those certain premises, to wit: approximately 8,400 square feet of office and warehouse as outlined on Exhibit A attached hereto (hereinafter called "Premises") being situated upon land known as 2010 Airport Way S., Seattle, WA. See Legal attached as Exhibit B.

2. TERM. This Lease shall be for a term of ten (10) years and 0 months commencing December 15, 1994 (the "Commencement Date") and terminating March 31 2005. Providing Lessee is not then in default, Lessor grants Lessee four (4) five (5) year options to renew providing Lessee gives Lessor written notice of its' intent to renew 180 days prior to the then current term.

3. RENT. Lessee covenants and agrees to pay Lessor at 2025 1st Ave., Suite 710, Seattle, Washington 98121, or to such other party or at such other place as Lessor may hereafter designate, monthly rent in advance without offset or deduction, on or before the first (1st) day of each month of the Lease term in the following amount:



                    Months 1-3               $0
                    Months 4-30              $3,200
                    Months 31-60             $3,600
                    Months 61-90             $3,900
                    Months 91-120            $4,200
                    Options                  Market Rent


4. USE. Lessee shall use the Premises for the purposes of anything related to Tully's Coffee office, roasting plant and warehouse operations and shall comply with all governmental laws, ordinances, regulations, orders and directives and insurance requirements applicable to Lessee's use of the Premises.

5. RULES AND REGULATIONS. Lessee agrees to comply with any Rules and Regulations attached hereto, as well as such other reasonable rules and regulations as may from time to time be adopted by Lessor for the management, good order and safety of common areas, the building and its tenant(s). Lessee shall be responsible for the compliance with such rules and regulations by its employees, agents and invitees. Lessor's failure to enforce any of such rules and regulations against Lessee or any other tenant shall not be deemed to be a waiver of same.

6. MAINTENANCE. Lessee agrees by taking possession that the Premises are in tenantable and good condition. Lessee shall at its expense and at all times keep and maintain the Premises, including but not limited to storefronts, exterior doors and windows, tenant division walls and mechanical, electrical, sprinkler and other utility systems, together with connections to utility distribution systems, in good condition, repair and order and in accordance with applicable laws, ordinances, rules, regulations and requirements of government authorities and insurance rating bureaus. Lessee shall further keep the Premises and adjoining common areas in a neat, clean, safe and sanitary condition; protect water, drain, gas and other pipes to prevent freezing or clogging and repair all leaks and damage caused thereby; replace all glass and panels in windows and doors of the Premises which become cracked, broken or damaged; and remove ice and snow from entries and common areas immediately adjacent to the Premises. After reasonable notice from Lessee, Lessor shall repair the roof, exterior walls (excluding storefronts, doors and windows), foundations and common areas and facilities, if any, and the cost thereof shall be shared as provided in Section 8 hereof.

7. UTILITIES AND FEES. Lessee agrees to pay promptly when due all charges for light, heat, water, sewer, garbage, fire protection and other utilities and services to the Premises, and all license fees and other governmental charges levied on Lessee's property and the operation of Lessee's business on the Premises. Lessor shall not be liable for any injury or damages suffered as a result of the interruption of utilities or services by fire, or other casualty, strike, riot, vandalism, the making of necessary repairs or improvements, or other causes beyond Lessor's control.

8. MONTHLY OPERATING EXPENSE ADJUSTMENTS. Lessee shall pay as additional monthly rent all expenses incurred by Lessor for operation of the land and building(s) described on Exhibits A and B hereto during the term or any extension hereof, as follows:

     a)   Real Estate taxes and assessments.

     b) Usual and necessary costs of operation, maintenance and repair as determined by standard accounting practice, including without limitation, all utilities and services not metered or charged directly to Lessee, insurance, painting, upkeep and repair of building exterior, roofing, parking, landscaping, and all common areas and facilities.

     Lessor shall from time to time estimate to Lessee its monthly expense based upon existing costs. Such monthly estimated amount shall be paid by Lessee on or before the first day of each month. Lessor, annually or upon termination hereof, shall compute Lessee's actual expenses. Any overpayment shall be refunded or credited to Lessee, at its option, and any deficiency shall be paid by Lessee within fifteen (15) days after the date of Lessor's statement. Lessor's records showing expenditures made for such expenses shall be available for Lessee's inspection at any reasonable time.

9.   LESSOR'S RESERVATIONS.  Lessor reserves the right without liability to
     Lessee: (a) to inspect the Premises, to show them to prospective tenants, and if they are vacated, to prepare

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     them for re-occupancy; (b) to retain at all times and to use in appropriate instances keys to doors within and into the Premises; (c) to make repairs, alterations, additions or improvements, whether structural or otherwise, in or about the building, and for such purposes to enter upon the Premises and during the continuance of any work, to close common areas to interrupt or temporarily suspend building services and facilities, all without affecting any of Lessee's obligations hereunder, so long as the Premises are reasonably accessible; and (d) generally to perform any act relating to the safety, protection and preservation of the Premises or building.

10. POSSESSION. If Lessor does not deliver possession of the Premises at the Commencement Date of the term of this Lease, Lessee may give Lessor written notice of its intention to cancel this Lease if possession is not delivered within ninety (90) days after receipt of such notice by Lessor. Lessor shall not be liable for any damages caused by failure to deliver possession of the Premises and Lessee shall not be liable for any rent until such time as Lessor delivers possession. A delay of possession shall not extend the term or the termination date. If Lessor offers possession of the Premises or any portion thereof prior to the Commencement Date of the term of this Lease, and if Lessee accepts such early possession, then both parties shall be bound by all of the covenants and terms contained herein during such period of early possession including the payment of rent which shall be pro-rated accordingly and for the number of days of such early possession.

11. ASSIGNMENT AND SUBLETTING. Lessee shall not either voluntarily or by operation of law assign, transfer, convey or encumber this Lease or any interest under it, or sublet to occupy or use the Premises without Lessor's prior written consent. Lessor reserves the right to recapture the Premises or applicable portion thereof in lieu of giving its consent by notice given to Lessee within twenty (20) days after receipt of Lessee's written request for assignment or subletting. Such recapture shall terminate this Lease as to the applicable space effective on the prospective date of assignment or subletting, which shall be the last day of a calendar month and not earlier than sixty (60) days after receipt of Lessee's request hereunder. In the event that Lessor shall not elect to recapture and shall thereafter give its consent, Lessee shall pay Lessor a reasonable fee, not to exceed Five Hundred And No/100 Dollars ($500.00) to reimburse Lessor for processing costs incurred in connection with such consent. Lessor's consent shall not release or discharge Lessee from future liability under this Lease and shall not waive Lessor's right to consent to any future assignment or sublease. Any assignment or subletting without Lessor's consent shall be void and shall, at Lessor's option, constitute a default under this Lease. A transfer by the present majority shareholders of ownership or control of a majority of the voting stock of corporate Lessee shall be deemed an assignment.

12. ALTERATIONS. After obtaining the prior written consent of Lessor, Lessee may make minor alterations, additions and improvements in said Premises at its sole cost and expense. Lessee agrees to save Lessor harmless from any damage, loss, or expense arising therefrom and to comply with all laws, ordinances, rules and regulations. Upon termination of this Lease, all alterations, additions and improvements made in, to or on the Premises (including without limitation all electrical, lighting, plumbing, heating, air conditioning, and communications equipment and systems, doors, windows, partitions, drapery, carpeting, shelving, counters, and

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          physically attached fixtures unless excluded by written agreement annexed hereto), shall remain upon and be surrendered as a part of the Premises; provided however, upon Lessor's request, Lessee shall promptly remove those additions, alterations, or improvements as may be specified by Lessor, and repair, and restore the Premises to its original condition at Lessee's sole cost and expense.

   13. LIENS. Lessee shall keep the Premises free from any liens arising out of any work performed, materials furnished, equipment supplied, or obligations incurred by or on behalf of Lessee. No work performed, material furnished, equipment supplied or obligations incurred by or on behalf of Lessee shall be deemed to be for the immediate use and benefit of Lessor so that no mechanic's lien or other lien shall be allowed against Lessor's estate in the premises. Lessor does not authorize or consent to the performance of any work, furnishing of material or supply of equipment incurred by or on behalf of Lessee prior to Lessee providing Lessor with the signed waiver of lien referred to above. Lessor may require, at Lessee's sole cost and expense, a lien release and completion bond in an amount equal to either the actual contract price or one and one-half times the estimated cost of any improvements, additions or alterations in the Premises which Lessee desires to make, to insure Lessor against any liability for lien and to insure completion of the work.

  14. SIGNS. All signs or symbols placed by Lessee in the windows and doors of the Premises, or upon any exterior part of the building, shall be subject to Lessor's prior approval. Prior to termination of this Lease, Lessee will remove all signs placed by it upon the Premises, and will repair any damages caused by such removal.

  15.     INSURANCE.

          A. Lessee shall pay for and maintain, during the entire Lease Term, the following policies of insurance:

              (i) Commercial general liability insurance, including products, completed operations coverage and auto liability insurance covering Lessee's operations and the Premises including but not limited to coverage for personal injuries with limits of not less than $1,000,000 combined single limit for death, personal injury, and property damage, per occurrence, including Lessor as an additional insured. Such policies shall be endorsed to provide contractual liability insurance covering all liability assumed by Lessee under the provisions of this Lease and a copy of said endorsement will be delivered to Lessor prior to commencement of the Term.

              (ii) Special cause of loss or "all risk" perils property insurance upon all building improvements and alterations on the Premises and upon Lessee's property, including but not limited to Fire and Extended Coverage, Vandalism and Malicious Mischief, in the amount of one hundred percent (100%) full replacement cost, including Lessor as an additional insured, as its interests may


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                      appear, with a loss payable clause in favor of Lessor
                      to the extent of Lessor's interest in property damaged, except to the extent proceeds are required to be paid to holders of mortgages or trust deeds.

          B. Each policy provided by Lessee shall expressly provide that it it shall not be subject to cancellation or material change without at least thirty (30) days prior written notice to the other party. Lessee shall furnish the other, prior to commencement of the Term, with insurance certificates and, upon request, copies of such policies required to be maintained hereunder.

   16.    INDEMNITY AGAINST LIABILITY FOR LOSS OR DAMAGE BY LESSEE.

          A. Lessee assumes all liability for and shall indemnify, hold harmless and defend Lessor from and against all loss, damage or expense which the Lessor may sustain or incur, and against any and all claims, demands, suits and actions whatsoever, including expense of investigation and litigation, on account of injury to or death of persons, including without limitation employees of Lessor, employees of Lessee or its affiliated companies (Lessee hereby acknowledges its immunity under the Washington State Industrial Insurance Act and hereby waives said immunity for purposes of this indemnification clause with respect to any claims by its employees) or on account of damage to or destruction of property, including without limitation property owned by and property in the care, custody or control of Lessor during the Term, due to or arising in any manner from:

               (i) The acts or negligence of Lessee or any contractor, subcontractor, or agent of Lessee or their respective employees;

               (ii) Except as otherwise provided in Subsection 16(E), the condition, use or operation of the Premises and/or materials or substances used by Lessee or any of its contractors, subcontractors or agents of Lessee or by their respective employees, regardless of whether or not furnished by Lessor under this Lease or otherwise;

               (iii) Any damage or injury to persons or property arising out of Lessee's breach or this Lease, including, but not limited to, obligations of Lessee under Section 6, Maintenance.

          C. Lessee assumes all responsibility for and shall indemnify and hold harmless Lessor and affiliated companies against, and shall assume the defense of, any claims, suits or judgments brought against Lessor or its affiliated companies under the Federal Employer's Liability Act whenever employees of Lessee or any of its contractors, subcontractors, or agents claim or allege that they are employees of Lessor or its

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               affiliated companies within the meaning of said Act or that they are furthering operational activities of Lessor or its affiliated companies.

          D. In the event any claim or suit is brought against Lessor or affiliated companies by employees of Lessee or any of contractors, subcontractors, or agents, under the theory outlined in the preceding paragraph, Lessor shall give Lessee reasonable notice in writing of the pendency of such claim or suit and, upon receipt of such notice, Lessee shall forthwith assume the defense of such claim or suit, and shall save and hold harmless Lessor and affiliated companies, from all loss, cost, expense and liability by reason thereof.

          E. Lessee assumes all responsibility for and shall indemnify, hold harmless and defend Lessor and affiliated companies, from and against any and all claims, demands, suits and actions whatsoever, including expense of investigation and litigation, for injury to or death of Lessee or any contractor, subcontractor, or agent or any of their respective employees, due to the condition or state of repair of the portions of the Premises which Lessee is responsible to maintain under this Lease or other property of Lessor upon, about or in connection with the terms of the Lease. Lessor assumes all responsibility for and shall indemnify, hold harmless and defend Lessee and affiliated companies, from and against any and all claims, demands, suits and actions whatsoever, including expense of investigation and litigation, for injury to or death of Lessee or any contractor, subcontractor, or agent or any of their respective employees, due to the condition or state of repair of the portions of the Premises for which Lessor is responsible to maintain under this Lease or other property of Lessor upon, about or in connection with the terms of this Lease.

          F. It is mutually understood and agreed that the assumption of liabilities and indemnification provided for in this Section shall survive any termination of this Lease.

          G. Notwithstanding the preceding provisions of this Section 16, Lessor and Lessee each herewith and hereby release and relieve the other and waive its entire right of recovery against the other for loss or damage arising out of or incident to perils insured against, whether due to the negligence of either party, their agents, employees, contractors, invitees or otherwise.

   17. DAMAGE OR DESTRUCTION. If the Premises or the building shall be damaged or destroyed by fire or other casualty, Lessor shall have the option either (a) to repair or rebuild within one hundred twenty (120) days, or (b) not to repair or rebuild, and to cancel this Lease on thirty (30) days notice. If Lessor fails to give Lessee written notice of its election within thirty (30) days from the date of damage, or if the restoration of the Premises cannot be completed within one hundred twenty (120) days from date of notice, Lessee may cancel this Lease at its option on thirty (30) days notice. During the period of untenantability, rent shall abate in the same ratio as the portion of the Premises rendered untenantable bears to the whole

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     of the Premises; provided that if the damage is due to the fault or neglect of Lessee, there shall be no abatement of rent.

18. EMINENT DOMAIN. If the whole of the Premises shall be taken by any public authority under the power of eminent domain, or purchased by the condemnor in lieu thereof, then the term of this Lease shall cease as of the date possession is taken by such public authority. If only part of the Premises shall be so taken, the Lease shall terminate only as to the portion taken, and shall continue in full force and effect as to the remainder of said Premises, and the monthly rent shall be reduced proportionately; provided, however, if the remainder of the Premises cannot be made tenantable for the purposes for which Lessee has been using the Premises or if more than twenty-five percent (25%) of the rentable square footage of the Premises shall be so taken, then either party, by written notice to the other, given at least thirty (30) days prior to the date that possession must be surrendered to the public authority, may terminate this Lease effective as of such surrender of possession. If any part of the building other than the Premises shall be so taken so as to render in Lessor's opinion the termination of this Lease beneficial to the remaining portion of the building, Lessor shall have the right within sixty (60) days of said taking to terminate this Lease upon thirty (30) days written notice to Lessee. In the event of any taking, whether whole or partial, Lessor shall be entitled to all awards, settlements, or compensation which may be given for the land and buildings. Lessee shall have no claim against Lessor for the value of any unexpired term of this Lease.

19. INSOLVENCY. If Lessee shall be declared insolvent or bankrupt, or if Lessee's leasehold interest herein shall be levied upon or seized under writ of any court of law, or if a trustee, receiver or assignee be appointed for the property of Lessee, whether under operation of State or Federal statutes, then Lessor may, at its option, immediately, without notice (notice being expressly waived), terminate this Lease and take possession of said Premises, without, however, terminating Lessee's obligations under this Lease.

20. DEFAULT AND RE-ENTRY. If Lessee fails to keep or perform any of the covenants and agreements herein contained, then the same shall constitute a breach hereof, and if Lessee has not remedied such breach within three (3) days after written notice thereof from Lessor if the breach is non-payment of rent or other charges, or within ten (10) days after written notice thereof from Lessor in the event of the breach of any other covenant, then Lessor may, at its option, without further notice or demand:

     (a) Cure such breach for the account and at the expense of Lessee and such expense shall be deemed additional rent due on the first of the following month; or

     (b) Re-enter the Premises, remove all persons therefrom, take possession of the Premises and remove all personal property therein at Lessee's risk and expense and (1) terminate this Lease, or (2) without terminating the Lease or in any way affecting the rights and remedies of Lessor or the obligations of Lessee, re-let the whole or any part of the Premises as agent for Lessee, upon such terms and conditions as Lessor may deem

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          advisable. In either event, any monies received from Lessee and any deposit or other amounts held by Lessor may first be applied by Lessor to any damages suffered by Lessor as a result of such default, including without limitation, costs and expenses incurred on re-entry and re-letting, any unamortized tenant improvements and commissions, cleaning, necessary repairs, restoration and alteration, and any commissions incurred on re-letting, and the balance of such amounts may be applied toward payment of other sums due to Lessor hereunder. In the event the Premises are re-let for Lessee's account, Lessee shall pay to Lessor monthly any deficiency; however, Lessor shall not be required to pay any excess to Lessee. The above remedies of Lessor are cumulative and in addition to RCW 59.12 or any other remedies now or hereafter allowed by law or elsewhere provided for in this Lease.

21. REMOVAL OF PROPERTY. Any property of Lessee removed by Lessor in accordance with Section 19 above may be stored by Lessor or may be deposited on any area adjacent to the building at the sole risk and expense of Lessee and without any further responsibility of Lessor, and Lessor may at its sole discretion without or after removing said property, without obligation to do so and without notice to Lessee, sell or dispose of the same at public or private sale for the account of Lessee, in which event the proceeds therefrom may be applied by Lessor upon any indebtedness due from Lessee to Lessor. Lessee waives all claims for damages that may be caused by Lessor re-entering the Premises and removing or disposing of said property as herein provided.

22. COSTS AND ATTORNEYS' FEES. In the event either party shall commence legal action to enforce any provision of this Lease, the court shall award to the prevailing party all reasonable attorneys' fees and all costs incurred in connection therewith, including fees and costs on appeal. Any action relating to this Lease shall be brought in the County in which the Premises are located or, at Lessor's election, in King County, Washington.

23. SUBROGATION WAIVER. Lessor and Lessee each herewith and hereby release and relieve the other and waive its entire right of recovery against the other for loss or damage arising out of or incident to the perils of fire, explosion or any other perils described in the "extended coverage" insurance endorsement approved for use in the state in which the Premises are situated which occurs in, on or about the Premises, whether due to the negligence of either party, their agents, employees or otherwise.

24. HOLDING OVER. If Lessee, with the implied or express consent of Lessor, shall hold over after the expiration of the term of this Lease, Lessee shall remain bound by all the covenants and agreements herein, except that
     (a) the tenancy shall be from month-to-month and (b) the monthly rent to be paid by Lessee shall be determined by multiplying the monthly rent in effect immediately preceding such expiration by a factor, the numerator of which shall be the applicable E.H. Boeckh & Associates Construction Index for the Seattle area most current preceding such expiration, and the denominator of which shall be the said Boeckh Index which was current at the date of the commencement of this Lease. In no event, however, shall the monthly rent be less than that in effect immediately preceding such expiration.

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25.  SUBORDINATION AND ATTORNMENT; MORTGAGE PROTECTION

     A. SUBORDINATION-NOTICE TO MORTGAGEE. At the request of Lessor, Lessee shall promptly execute, acknowledge and deliver, all instruments which may be required to subordinate this Lease to any existing or future mortgages, deeds of trust and/or other security documents on or encumbering the Premises or on the leasehold interest held by Lessor, and to any extensions, renewals, or replacements thereof, provided that the mortgagee or beneficiary, as the case may be, shall agree to recognize this Lease in the event of foreclosure if Lessee is not in default at such time. Notwithstanding anything to the contrary in this Lease, the Lessor shall not be in default under any provision of this Lease unless written notice specifying such default is given to Lessor and to all persons who have an interest in all or part of the Premises as mortgagees and/or deed of trust beneficiaries, and the mortgagee or deed of trust holder shall have been provided thirty (30) days within which to cure or commence the cure of such default and thereafter diligently pursue such cure to completion including, if necessary to effectuate such cure, the commencement of judicial or non-judicial foreclosure proceedings.

     B. LESSEE'S CERTIFICATE. Lessee shall at any time and from time to time upon not less than three (3) days prior written notice from Lessor execute, acknowledge and deliver to Lessor a statement in writing (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect), and the date to which the rental and other charges are paid in advance, if any; and (b) acknowledging that there are not, to Lessee's knowledge, any uncured defaults on the part of the Lessor or Lessee hereunder, or specifying such defaults if any are claimed; and
          (c) setting forth the date of commencement of rents and expiration of the Lease Term hereof. Any such statement may be relied upon by any prospective purchaser on encumbrancer of all or any portion of the Premises of which the Premises are a part.

     C. MORTGAGE PROTECTION CLAUSE. Lessee agrees to notify any mortgagee and/or trust deed holders, by registered mail, with a copy of any notice of default served upon the Lessor, provided that prior to such notice Lessee has been notified in writing (by way of Notice of Assignment of Rents and Lease, or otherwise) of the addresses of such mortgagees and/or trust deed holders. Lessee further agrees that if Lessor shall have failed to cure such default, then the mortgagees and/or trust deed holders have thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional times as may be necessary if within such thirty (30) days any mortgagee and/or trust deed holder has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings if necessary to affect such cure),

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          in which event this Lease shall not be terminated if such remedies are being so diligently pursued.

26. SURRENDER OF POSSESSION. Lessee shall, prior to the termination of this Lease or of Lessee's right to possession, remove from the Premises all personal property which Lessee is entitled to remove and those alterations, additions, improvements or signs which may be required by Lessor to be removed, pursuant to Sections 12 and 14 above, and shall repair or pay for all damage to the Premises caused by such removal. All such property remaining and every interest of Lessee in the same shall be conclusively presumed to have been conveyed by Lessee to Lessor under this Lease as a bill of sale, without compensation, allowance, or credit to Lessee. Lessee shall upon termination of this Lease or of Lessee's right of possession, deliver all keys to Lessor and peacefully quit and surrender the Premises without notice, neat and clean, and in as good condition as when Lessee took possession, except for reasonable wear and tear as determined by Lessor.

27. LATE PAYMENT AND INTEREST. If any amount due from Lessee is not received in the office of Lessor on or before the tenth (10th) day following the date upon which such amount is due and payable, a late charge of five percent (5%) of said amount shall become immediately due and payable, which late charge Lessor and Lessee agree represents a fair and reasonable estimate of the processing and accounting costs that Lessor will incur by reason of such late payment. All past due amounts owing to Lessor under this Lease, including rent, shall be assessed interest at an annual percentage rate of twelve percent (12%) from the date due or date of invoice, whichever is earlier, until paid.

28. NOTICE. Any notice required to be given by either party to the other pursuant to the provisions of this Lease or any law, present or future, shall be in writing, and shall be deemed to have been duly given or sent if either delivered personally or deposited in the United States Mail, postage prepaid, registered or certified, return receipt requested, addressed to the Lessor at 2025 1st Ave., Suite 710, Seattle, Washington or to Lessee at 2010 Airport Way S., Seattle, WA., or to such other address as either party may designate.

29. NO WAIVER OR COVENANTS. Time is of the essence of this Lease. Any waiver by either party of any breach hereof by the other shall not be considered a waiver of any future similar or other breach.

30. ENTIRE AGREEMENT. It is expressly understood and agreed by Lessor and Lessee that there are no promises, agreements, conditions, understandings, inducements, warranties, or representations, oral or written, express or implied, between them, other than as herein set forth and that this Lease shall not be modified in any manner except by an instrument in writing executed by the parties.

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


31. BINDING ON HEIRS, SUCCESSORS AND ASSIGNS. The covenants and agreements of this Lease shall be binding upon the heirs, executors, administrators, successors and assigns of both parties hereto, except as herein above provided.

32. LESSOR'S ASSIGNMENT. It is fully understood that Lessor shall have the full right to assign this Lease, without any notice to Lessee, thereby relieving Lessor from all and any liabilities; provided however, that the assignee assumes all Lessor's responsibilities as set forth in this Lease.


LESSOR:  AIRPORT WAY RENTALS                LESSEE: TULLY'S COFFEE CORPORATION

By: /s/ Arthur L. Wahl                      By: /s/ Tom T. O'Keefe
    -----------------------------------        -------------------------------
    Art Wahl                                   Tom T. O'Keefe

Its:                                        Its:  President
     ----------------------------------

Date: 11-10-94                              Date: 11/9/94

33. LEASE CANCELLATION RIGHT BY LESSEE. It is understood and agreed that so long as Lessee of the subject property is not in default, Lessee may cancel this lease at the end of the 39th month of the subject lease arrangement.

     Any time after the 39th month, Lessee may present the Lessor with an intent to vacate letter, and along with that letter a cashier's check in the amount of one year's current prescribed rent plus taxes for that year, and agree to leave the premises within 60 days of said notice.

     If Lessee is in default at the time of the notice, the cancellation will be accepted upon the cure of the default and the payment of the rent indicated above.

By: /s/ Arthur L. Wahl                      By: /s/ Tom T. O'Keefe
    -----------------------------------        -------------------------------
    Arthur L. Wahl                             Tom T. O'Keefe

Date: 11-10-94                              Date: 11/9/94

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